Filed Pursuant to Rule 424(b)(5)

Registration Statement No. 333-279521

Prospectus Supplement

(To Prospectus dated May 28, 2024)

81,500 Ordinary Shares

This prospectus supplement (the “Prospectus Supplement”) amends and supplements the prospectus supplement dated March 6, 2026 (the “March 2026 Prospectus Supplement”) to reduce the securities covered thereby. The March 2026 Prospectus Supplement related to the offering of (i) 305,623 of our ordinary shares, no par value per share (the “Ordinary Shares”), (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 305,623 of our Ordinary Shares, (iii) Common A Warrants (the “Common A Warrants”) to purchase 611,247 Ordinary Shares and (iv) Common B Warrants (the “Common B Warrants” and together with the Common A Warrants, the “Common Warrants”) to purchase 611,247 Ordinary Shares, directly to a single institutional investor (the “Investor”) pursuant to a securities purchase agreement dated March 6, 2026 (the “Securities Purchase Agreement”).

We are filing this Prospectus Supplement to reduce the March 2026 Prospectus Supplement to cover only 81,500 Ordinary Shares issued (including upon exercise of Pre-Funded Warrants). All the Ordinary Shares covered by this Prospectus Supplement have been sold and issued as of the date of this Prospectus Supplement.

The number of Ordinary Shares referenced in this Prospectus Supplement gives effect to (i) the 1-for-60 reverse stock split of the Company's Ordinary Shares effected on February 27, 2026 and (ii) the 1-for-15 reverse stock split of the Company's Ordinary Shares effected on August 24, 2026.

Our Ordinary Shares are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbols “VCIG.” On August 21, 2026, the last reported sale price of our ordinary shares on Nasdaq was $0.2129 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” section beginning on page S-11 of the March 2026 Prospectus Supplement.

We are an “emerging growth company,” as that term is defined under the federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements and may elect to do so in future filings. See the sections entitled “Prospectus Supplement Summary—Implications of Being an Emerging Growth Company” and “Prospectus Supplement Summary—Implications of Our Foreign Private Issuers Status” for additional information.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 24, 2026